Immediate Release
Contact Mary Brevard: (248) 754-0881
Ken Lamb: (248) 754-0884

BORGWARNER REPORTS OUTSTANDING GROWTH IN EUROPE AND ASIA IN 2006
WHILE ADDRESSING NORTH AMERICAN CHALLENGES

TAKES $0.67 PER SHARE RESTRUCTURING CHARGE IN FOURTH QUARTER

INCREASES 2007 EARNINGS GUIDANCE BY $0.10 PER SHARE AS A RESULT OF
FOURTH QUARTER RESTRUCTURING

Auburn Hills, Michigan, February 8, 2007 - BorgWarner Inc. (NYSE: BWA) today reported fourth quarter and full year results that reflect solid performance in Europe and Asia while addressing challenges in North America. The company also raised its 2007 earnings guidance by $0.10 per diluted share as a result of fourth quarter 2006 restructuring activities.

Fourth Quarter Highlights:
•	Sales of $1,201.7 million, up 14.7% from 2005
•	Sales outside of the U.S. grew 19.6% over fourth quarter 2005, excluding the impact of currency, while sales in the U.S. declined 3.5%

•	Earnings of $0.70 per diluted share on a U.S. GAAP basis. For comparison with other quarters, the quarter included:

-	$(0.67) per diluted share for restructuring charges, related primarily to asset impairments in North America, supplemental to the restructuring activities announced in third quarter 2006
-	$(0.04) per diluted share of final purchase accounting adjustments related to the third quarter 2006 acquisition of transmission and engine controls product lines from Eaton Corporation in Monaco
-	$0.43 per diluted share of favorable tax adjustments

Excluding these items, earnings were $0.99 per diluted share, which includes $(0.04) per diluted share related to the 2006 implementation of FAS 123(R)

•	Quarterly dividend increased 6% to $0.17 per share

Full Year Highlights:
•	Sales of $4,585.4 million, up 6.8% from 2005
•	Sales outside of the U.S. grew 14.9% over 2005, excluding the impact of currency, while sales in the U.S. declined 5.4%

•	Earnings of $3.65 per diluted share on a U.S. GAAP basis. For comparison with other fiscal years, the year included:

-	$(0.82) per diluted share for restructuring charges, related primarily to asset impairments in North America, reported in the third and fourth quarters
-	$(0.04) per diluted share of final purchase accounting adjustments related to the third quarter 2006 acquisition of transmission and engine controls product lines from Eaton Corporation in Monaco
-	A $0.06 per diluted share gain related to a previous divestiture, reported in the third quarter
-	$0.38 per diluted share of favorable tax adjustments

Excluding these items, earnings were $4.07 per diluted share, which includes $(0.16) per diluted share related to the 2006 implementation of FAS 123(R)

•	Net cash provided by operating activities of $442.1 million
•	After-tax return on average invested capital of 12.2%

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Comment and Outlook:“In 2006, the company faced divergent business conditions in its North American business and in its businesses around the world,” said Tim Manganello, Chairman and CEO. “Deterioration of our business in North America drove strategic restructuring activities while our strong growth in Europe and Asia drove continued investment. Our sales were up 7%, compared with North American vehicle production down 3% and worldwide vehicle production up 3%. We clearly demonstrated the viability of our technology-driven growth strategy and the benefits of building one of the most diverse customer and geographic business profiles in the industry.”

“The third quarter reduction of our North American workforce addressed an immediate need to adjust our employment levels to meet customer restructurings and significantly lower production schedules going forward. During the fourth quarter, we evaluated the competitiveness of our North American facilities, as well as our long-term asset capacity needs. As a result, we will be closing a Drivetrain Group plant in Muncie, Indiana and have adjusted the carrying value of other assets, primarily related to our four-wheel drive transfer case product line.”

“Looking ahead, the process of stabilizing our business in North America, while difficult, has left us a stronger, leaner company better equipped to manage the dynamics of that market. Furthermore, powertrain technology trends around the world, which continue to move toward improved fuel economy, lower emissions and better vehicle performance, indicate strong growth for the company.”

As a result of the fourth quarter restructuring, the company said that it expects 2007 earnings to be $0.10 per diluted share higher than its previous guidance, or in a range of $4.70 to $4.90 per diluted share. The company also reiterated its expectations of 7% to 9% sales growth and operating margins toward the low end of its historical range of 8.5% to 9.0%.

Financial Results: For fourth quarter 2006, sales were $1,201.7 million, up 14.7% from $1,048.0 million in fourth quarter 2005. Net income in the quarter was $40.9 million, or $0.70 per diluted share, compared with $64.6 million, or $1.12 per diluted share in fourth quarter 2005. Fourth quarter 2006 net income included: costs related to the implementation of FAS 123(R) of $(2.6) million, or $(0.04) per diluted share; restructuring charges, related primarily to asset impairments in North America, supplemental to the third quarter 2006 restructuring of the company’s North American business, of $(39.2) million, or $(0.67) per diluted share; final purchase accounting adjustments of $(2.4) million, or $(0.04) per diluted share, related to the third quarter 2006 acquisition of transmission and engine controls product lines from Eaton Corporation in Monaco; and $25.0 million, or $0.43 per diluted share, related to favorable tax adjustments. Fourth quarter 2005 net income included final purchase accounting adjustments related to the first quarter 2005 acquisition of a majority stake in BERU of $(5.1) million, or $(0.09) per diluted share. The impact of foreign currencies in fourth quarter 2006, primarily the Euro, increased sales by $51.3 million and net income by $1.8 million.

Sales for 2006 totaled $4,585.4 million, up 6.8% from $4,293.8 million in 2005. Full-year 2006 net income was $211.6 million, or $3.65 per diluted share, compared with $239.6 million, or $4.17 per diluted share in 2005. Full-year 2006 net income included: costs related to the implementation of FAS 123(R) of $(9.4) million, or $(0.16) per diluted share; charges related to restructuring activities in North America, reported in the third and fourth quarters, of $(47.6) million, or $(0.82) per diluted share; final purchase accounting adjustments of $(2.4) million, or $(0.04) per diluted share, related to the third quarter 2006 acquisition of transmission and engine controls product lines from Eaton Corporation in Monaco; a gain related to a previous divestiture, reported in the third quarter, of $3.5 million, or $0.06 per diluted share; and $22.3 million, or $0.38 per diluted share, related to favorable tax adjustments. Full-year 2005 net income included: purchase accounting adjustments related to the acquisition of a majority stake in BERU, reported in the first and fourth quarters, of $(12.2) million, or $(0.21) per diluted share; net gains from divestitures, reported in the first quarter, of $6.3 million, or $0.11 per diluted share; favorable tax adjustments, reported in the first and third quarters, of $25.7 million, or $0.45 per diluted share; a charge associated with the anticipated cost of settling all Crystal Springs-related alleged environmental contamination personal injury and property damage claims, reported in the second quarter, of $(28.7) million, or $(0.50) per diluted share. The impact of foreign currencies, primarily the Euro and the Korean Won, added $36.8 million to sales in 2006 compared with 2005, and $0.4 million to net income.

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Net cash provided by operating activities was $442.1 million in 2006. Investments in capital expenditures, including tooling outlays, totaled $268.3 million for 2006, compared with $292.5 million for 2005. Debt decreased $19.4 million, cash and cash equivalents increased $33.6 million in 2006, and marketable securities increased by $18.5 million during the same period.

Engine Group Results: Strong demand for Engine Group products boosted Engine Group sales in both the fourth quarter and the full year. Fourth quarter 2006 sales were up 20% versus fourth quarter 2005 to $840.6 million with a 10% increase in segment earnings before interest and income taxes to $98.0 million. Excluding the impact of foreign currencies, sales were up 14% with a 5% increase in segment earnings before interest and income taxes in the quarter. For the full year, sales were up 10% versus 2005 to $3,154.9 million with a 5% increase in segment earnings before interest and income taxes to $365.8 million. Excluding the impact of foreign currencies, sales were up 10% with a 5% increase in segment earnings before interest and income taxes for the full year. The group continued to benefit from Asian automaker demand for turbochargers and timing systems, European automaker demand for turbochargers, timing systems, exhaust gas recirculation (“EGR”) valves and diesel engine ignition systems, the continued roll-out of its variable cam timing systems with General Motors high-value V6 engines, stronger exhaust gas recirculation (“EGR”) valve sales in North America, and higher turbocharger and thermal products sales due to stronger global commercial vehicle production. Segment earnings in the quarter and for the full year were negatively impacted by sharply higher commodity costs, primarily related to higher nickel prices, and the incremental margin on lost sales in the U.S.

Drivetrain Group Results: Fourth quarter 2006 sales were up 4% versus fourth quarter 2005 to $368.0 million with a 4% increase in segment earnings before interest and income taxes to $26.1 million. Fourth quarter 2006 sales in the U.S. declined 14% while sales outside of the U.S. increased 38%. For the full year, sales were down 1% versus 2005 to $1,461.4 million with a 14% decrease in segment earnings before interest and income taxes to $90.6 million. Full year sales in the U.S. declined 12% while sales outside of the U.S. increased 25%. The group continued to benefit from growth outside of North America including the continued ramp up of dual-clutch transmission and torque transfer product sales in Europe. In the U.S., sales were negatively impacted by sharply lower production of light trucks and sport-utility vehicles equipped with its torque transfer products. Segment earnings in the quarter were negatively impacted by the incremental margin on lost sales in the U.S.

The restructuring charges taken in the quarter were primarily related to the closure of the Drivetrain Group’s four-wheel drive transfer case facility in Muncie, Indiana. Production of transfer cases at the Muncie plant is expected to wind down and cease as early as is practical, currently no later than the expiration of the current labor agreement in April of 2009. Approximately 80% of the restructuring charges in the quarter are related to asset impairments and other non-cash items, while the remaining 20% are related to cash outlays over the next two years.

Recent Highlights: During the quarter, BorgWarner announced $1.7 billion of net new business for the three-year period ending in 2009. In addition, announcements during the quarter reflect the company’s ability to leverage its technology globally. In the Drivetrain Group, the company’s DualTronic® transmission technology will be provided to Shanghai Automotive Industry Co. Ltd. (SAIC) for the development of China’s first dual-clutch transmission. Also, AutoAlliance Thailand, a joint venture between Ford and Mazda, will use BorgWarner’s electric shift-on-the-fly transfer cases and electronic control units on its new Ranger and Everest vehicles beginning with the 2007 model year. This is BorgWarner’s first application of its part-time all-wheel drive technology in Thailand.

The Engine Group has nearly doubled the size of its manufacturing facility in Pyongtaek, South Korea to meet increasing demand for engine timing systems by Hyundai/Kia. Annual volumes at the facility are expected to reach over three million engines by 2010. Engine Group technology was also recognized in two “Best Engine” trade publication competitions. Six of the “10 Best Engines 2007” selected by Ward’s Auto World are equipped with Engine Group systems and components, including: turbochargers, engine timing systems, oil pumps, solenoid exhaust gas recirculation valves and BERU instant starting systems and glow plugs. Seven of China’s ten best engines selected by Auto Sports magazine, a publication of China Automotive News, are equipped with Engine Group systems and components including: timing chain systems, oil pumps, air pumps, water pumps and turbochargers.

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At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 63 locations in 18 countries. Customers include Ford, VW/Audi, DaimlerChrysler, General Motors, Toyota, Renault/Nissan, Hyundai/Kia, Honda, BMW, Caterpillar, Navistar International, and Peugeot. The Internet address for BorgWarner is: http://www.borgwarner.com.

The following table reconciles the Company's non-U.S. GAAP amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other results:

Net earnings per share - diluted	Fourth Quarter		Full Year
	2006[1]	2005	2006	2005[1]

Non-U.S. GAAP excluding FAS 123(R):	$1.03	$1.21	$4.23	$4.33

Implementation of FAS 123(R)	(0.04)		(0.16)

Non-U.S. GAAP including FAS 123(R):	0.99		4.07

Reconciliations:
One-time write-off of the excess purchase price associated with in-process R&D, order backlog and beginning inventory-- Monaco (Eaton) acquisition (2006); BERU acquisition (2005)	(0.04)	(0.09)	(0.04)	(0.21)

Net gain from divestitures			0.06	0.11

Crystal Springs-related settlement				(0.50)

Restructuring charge	(0.67)		(0.82)

Adjustment to tax accounts	0.38		0.38	0.45

Fourth quarter impact of annual effective tax rate adjustment for the first 9 months from 27% to 26%	0.05

U.S. GAAP[1]	$0.70	$1.12	$3.65	$4.17

1Does not add due to rounding

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors identified in its most recently filed annual report on Form 10-K.  The Company does not undertake any obligation to update any forward-looking statement.

Financial Tables Follow
# # #

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Net sales	$1,201.7	$1,048.0	$4,585.4	$4,293.8
Cost of sales	989.5	848.5	3,735.5	3,440.0
Gross profit	212.2	199.5	849.9	853.8

Selling, general and administrative expenses	$127.5	$110.1	498.1	495.9
Restructuring expense	73.2	0.0	84.7	-
Other (income) loss, including litigation settlement	(0.7)	(0.9)	(7.5)	34.8
Operating income	12.2	90.3	274.6	323.1

Equity in affiliate earnings, net of tax	(9.6)	(10.5)	(35.9)	(28.2)
Interest expense and finance charges	11.4	8.3	40.2	37.1
Earnings before income taxes and minority	10.4	92.5	270.3	314.2
interest

Provision for income taxes	(37.8)	23.1	32.4	55.1
Minority interest, net of tax	7.3	4.8	26.3	19.5

Net earnings	$40.9	$64.6	$211.6	$239.6

Earnings per share - Diluted	$0.70	$1.12	$3.65	$4.17

Weighted average shares outstanding -
Diluted (in millions)	58.1	57.7	58.0	57.4

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Capital expenditures, including tooling outlays	$76.3	$112.8	$268.3	$292.5

Depreciation and amortization:
Fixed assets & tooling	$65.4	$56.3	$239.1	$223.8
Other	7.4	4.9	17.5	31.7
	$72.8	$61.2	$256.6	$255.5

BorgWarner Inc.
Net Sales by Operating Segment (Unaudited)
(millions of dollars)
	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005
Engine	$840.6	$700.7	$3,154.9	$2,855.4

Drivetrain	368.0	355.2	1,461.4	1,472.9

Inter-segment eliminations	(6.9)	(7.9)	(30.9)	(34.5)

Net sales	$1,201.7	$1,048.0	$4,585.4	$4,293.8

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)
	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005
Engine	$98.0	$88.8	$365.8	$346.9

Drivetrain	26.1	25.2	90.6	105.2

Segment earnings before interest and income taxes (Segment EBIT)	124.1	114.0	456.4	452.1

Litigation settlement expense	-	-	-	45.5
Restructuring expense	73.2	-	84.7	-
Corporate expenses, including equity in affiliates earnings and FAS 123(R)	29.1	13.2	61.2	55.3

Consolidated earnings before interest and taxes (EBIT)	21.8	100.8	310.5	351.3

Interest expense and finance charges	11.4	8.3	40.2	37.1

Earnings before income taxes & minority interest	10.4	92.5	270.3	314.2

Provision for income taxes	(37.8)	23.1	32.4	55.1
Minority interest, net of tax	7.3	4.8	26.3	19.5

Net earnings	$40.9	$64.6	$211.6	$239.6

Note 1: Effective January 1, 2006, the Company assigned an operating facility previously reported in the Engine segment to the Drivetrain segment due to changes in the facility's product mix. Prior period segment amounts have been re-classified to conform to the current year's segment presentation.

Note 2: The restructuring charges recorded relate to the following segments: Drivetrain $67.3 million and Engine $5.9 million for fourth-quarter 2006. Drivetrain $70.9 million, Engine $13.2 million and Corporate $0.6 million for full-year 2006.

BorgWarner Inc.
Condensed Consolidated Balance Sheets
(millions of dollars)

	December 31, 2006	December 31, 2005

Assets

Cash and cash equivalents	$123.3	$89.7
Marketable securities	59.1	40.6
Receivables, net	744.0	626.1
Inventories, net	386.9	332.0
Other current assets	124.2	80.3
Total current assets	1,437.5	1,168.7

Property, plant and equipment, net	1,460.7	1,401.1
Other long-term assets	1,685.8	1,519.6
Total assets	$4,584.0	$4,089.4

Liabilities and stockholders' equity

Notes payable	$151.7	$160.9
Current portion of long-term debt	-	139.0
Accounts payable and accrued expenses	843.4	786.4
Income taxes payable	39.7	35.8
Total current liabilities	1,034.8	1,122.1

Long-term debt	569.4	440.6
Other long-term liabilities	942.3	746.4

Minority interest in consolidated subsidiaries	162.1	136.1

Stockholders' equity	1,875.4	1,644.2

Total liabilities and stockholders' equity	$4,584.0	$4,089.4

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)
	Twelve Months Ended
	December 31,
	2006	2005
Operating Activities:
Net earnings	$211.6	$239.6
Non-cash charges to operations:
Depreciation and amortization	256.6	255.5
Restructuring	79.4	0.0
Other non-cash items	1.5	(31.1)
Net earnings adjusted for non-cash charges	549.1	464.0
Changes in assets and liabilities	(107.0)	(67.5)
Net cash provided by operating activities	442.1	396.5

Investing Activities:
Capital expenditures, including tooling outlays	(268.3)	(292.5)
Payments for business acquired, net of cash acquired	(63.7)	(477.2)
Proceeds from sale of businesses	-	54.2
(Increase) decrease in marketable securities	(12.7)	5.9
Other	3.6	9.5
Net cash used in investing activities	(341.1)	(700.1)

Financing Activities:
Net (reductions in) additions of debt	(35.2)	144.7
Dividends paid to BorgWarner shareholders	(36.7)	(31.8)
Dividends paid to minority shareholders	(15.1)	(8.2)
Other	20.7	17.6
Net cash (used in) provided by financing activities	(66.3)	122.3
Effect of exchange rate changes on cash and cash equivalents	(1.1)	41.3
Net increase (decrease) in cash and cash equivalents	33.6	(140.0)
Cash and cash equivalents at beginning of period	89.7	229.7
Cash and cash equivalents at end of period	$123.3	$89.7